UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2011

PROSPECT GLOBAL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163499	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 17th Street
Suite 2800 South
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 634-2239
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 11, 2011 the Company issued a $500,000 convertible secured note due January 24, 2012 to COR Capital LLC, as investment advisor on behalf of the COR US Equity Income Fund. The convertible note accrues interest at 10% per annum, and was issued pursuant to a note purchase agreement with COR Capital LLC. It is pari passu with our existing $2,000,000 convertible secured note issued on January 24, 2011, both of which are secured by all of our assets. We also granted the holder of the new convertible note the right to participate in any subsequent securities offering (including the issuance of convertible debt, preferred stock, or other debt with a contractual rate of interest over 8%) by us for a period of two years for an amount of up to $5,000,000 per offering.

The principal amount plus accrued interest, may convert at the holder’s option at any time during the term to maturity into shares of our common stock at $3.00 per share, subject to adjustment solely for capital reorganization events.  Following conversion of the convertible note into common stock and until the holder has received gross proceeds of at least $600,000 from sales of common stock, each time the holder in good faith sells common stock to a non-affiliate for gross proceeds of less than $3.00 per share we will promptly issue the holder a number of additional shares of common stock according to the following formula: {[(N x $3.00) – P] / T} – (N – S) where: N equals the number of common shares held by the holder pre-sale; P equals the gross proceeds realized from the sale; S equals the number of shares sold; and T equals the per share sale price. In addition, if we sell common stock in an offering with gross proceeds to us of $10,000,000 or more at a per share price below $3.60, the holder will receive additional common stock such that the total shares received by holder upon conversion equals $500,000 plus all accrued interest divided by 0.8 times the per share purchase price in the offering.

The note also embodies certain traditional default provisions, such as bankruptcy proceedings, liquidation events and corporate existence.

In connection with issuance of the new convertible note we also entered into a registration rights agreement with COR Capital LLC granting piggy-back common stock registration rights and amended our security agreement with the holder of our prior $2,000,000 convertible security.

Copies of the note purchase agreement, the convertible note, the registration rights agreement and the amended and restated security agreement are included as Exhibits 10.1, 10.2, 10.3 and 10.4 respectively hereto, and the description herein is qualified in its entirety by reference to such exhibits.

Item 3.02     Unregistered Sale of Equity Securities

Issuance of the Note described above was not registered under the Securities Act of 1933.  The issuance of the Note was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D and Rule 506 promulgated thereunder.  These securities qualified for exemption since the issuance of securities by us did not involve a public offering and the purchaser is an accredited investor as defined in Regulation D. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the sale, size of the offering, manner of the offering and number of securities offered. In addition, these shareholders have the necessary investment intent as required by Section 4(2) since each agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Regulation D for this transaction.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Note Purchase Agreement with COR Capital LLC
10.2	Convertible Secured Promissory Note issued to COR Capital LLC
10.3	Registration Rights Agreement with COR Capital LLC
10.4	Amended and Restated Security Agreement with Richard Merkin and COR Capital LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Patrick L. Avery
Date: March 17, 2011		President, Chief Executive Officer